JOINT FILER INFORMATION

Name: Frost Gamma Investments Trust

Address:
4400 Biscayne Blvd.
Miami, FL  33137

Designated Filer:  Phillip Frost, M.D.

Issuer Name and Ticker Symbol: OPKO Health, Inc. (OPK)

Date of Earliest Transaction: August 17, 2023

Relationship to Issuer: 10% Owner

FROST GAMMA INVESTMENTS TRUST

 By: /s/ Phillip Frost, M.D., as Trustee
 Phillip Frost, M.D., Trustee